Hasbro, Inc.

Performance Rewards Program

January 1, 2018

Hasbro, Inc.

Performance Rewards Program

1.0              Background

1.1       Performance Rewards Program (PRP)

§ Establishes standard criteria to determine PRP eligibility and overall company, business or commercial market objectives.

§ Provides the guidelines for the establishment of Target Incentive Awards as a percent of annual earned salary based on job level.

§ Funding for the PRP is based on Company, Business Area, or Commercial Market Performance.

§  Performance objectives and goals are established to measure performance achievement and may be based on one or a combination of the following: Sales (Net Revenues), Operating Margin and Returns (Free Cash Flow) for Company, Business Area or Commercial Market performance.

1.2       Purpose

Hasbro, Inc., herein referred to as “the Company” has established this PRP for the purpose of providing incentive compensation to those employees who contribute significantly to the growth and success of the Company’s business; to attract and retain, in the employ of the Company, individuals of outstanding ability; and to align the interests of employees with the interest of the Company’s shareholders.

1.3       General Guideline

No employee of the Company has any legal entitlement to participate in the PRP or to receive an Incentive Award under the PRP.

1.4       Scope

The PRP is applicable to eligible employees of all global subsidiaries and divisions of the Company.

            1.5       Eligibility

As determined by management, employees whose duties and responsibilities contribute significantly to the growth and success of the Company’s business, are eligible to participate in the PRP.  Eligibility will be determined by an employee’s job level in accordance with the Company’s method of job evaluation as appropriate.  Eligibility to participate in the PRP does not guarantee the receipt of an Incentive Award under the PRP.  Unless otherwise required by law, if an employee is eligible to participate in the PRP, the Sales Rewards Program and/or any other annual incentive plan implemented from time to time by the Company, such employee may only participate in one plan per year, such plan as determined by the Company in its sole discretion.

2.0       Incentive Award Levels

            2.1       Target Incentive Award

                        Target Incentive Awards are expressed as a percentage of earned salary for the PRP year.  For purposes of this PRP, earned salary means all base compensation for the participant for the year in question, which base compensation shall include all base compensation amounts deferred into the Company’s retirement savings plan, the Company’s Non-Qualified Deferred Compensation Plan and/or any similar successor plans for the fiscal year and excludes, where allowed by law, any bonus or other benefits, other than base compensation, for the PRP year.  By design, the Target Incentive Awards are the award levels that PRP participants are eligible to earn when they and their applicable business units perform as expected (i.e., achieve their goals and objectives).  Target Incentive Awards are determined by job level and vary by region.

            2.2       Maximum Incentive Award

Under the PRP, the maximum Incentive Award for employees below job level 80 is 200% of the Target Incentive Award.  The maximum Incentive Award for employees in a job level 80 or above is 300% of the Target Incentive Award.

3.0              Measures of Performance for 2018

PRP funding for the Business Area Plan is based on a combination of 20% Company performance and 80% business area performance (where appropriate) against defined performance targets.  PRP funding for the Commercial Market Plan is based on a combination of 20% Company performance, and either 80% regional performance or 30% regional performance and 50% country performance as determined by the Company at its sole discretion. PRP funding for the Corporate Plan is based on 100% Company performance. Employees will be assigned to the Business Area Plan, the Commercial Market Plan, or the Corporate Plan at the Company’s sole discretion.

            3.1       Establishing Company and Business Area or Commercial Market Performance Targets

                        In the first quarter of the PRP year, the Company’s senior management establishes the level of target performance for the year associated with each of the Company and business area or commercial market performance metrics.  Those target levels are reviewed and approved by the Company’s Chief Executive Officer and by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

            3.2       Company Performance

For 2018, the Company component is measured by Net Revenue, Operating Margin and Returns.  Company performance is determined by individually assessing performance against goals for each metric, applying the acceleration/deceleration scale, weighting each metric and summing the total.   The weighting and definition of the overall Company measures are:

Measure	Definition	% of Company Measure
Net Revenue (Sales)	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty, Digital, Television and Entertainment Income	40%
Operating Margin	Operating Profit divided by Net Revenues	40%
Returns (Free Cash Flow)	Net cash provided by operating activities – Capital Expenditures	20%

Each metric, before the acceleration/deceleration scale is applied, must achieve threshold performance or no award is payable under the metric that did not achieve threshold performance. The threshold for Net Revenue performance is 85%. The threshold for Operating Margin and for Returns performance is 80%.

For example:

If Net Revenue is achieved at 100% of target (which results in 100% payout based on the acceleration/deceleration scale) and Operating Margin is achieved at 85% of target (which results in a 70% payout) but Returns does not reach threshold performance, then overall Company performance will only pay out on Net Revenue and Operating Margin.  The aggregate weighted payout would be:

(100% x 40%) + (70% x 40%) + (0% x 20%) = 68%

Company payout would be 68%.

            3.3       Business Area or Commercial Market Performance

Each Business Area or Commercial Market will assess performance based on Net Revenue and Operating Margin specific to the Business Area or Commercial Market.  Unlike the Company Plan where an individual metric’s failure to reach the threshold performance does not impact another individual metric’s ability to reach the threshold performance and payout, for the Business Area or Commercial Market Plans, the individual performance of each metric must meet a minimum threshold performance before the acceleration/deceleration scale is applied or no award is payable for the Business Area or Commercial Market component of the Plan. The threshold for Net Revenue performance is 85%. The threshold for Operating Margin performance is 80%.

The weighting and definition of the Business Area or Commercial Market Plan are:

Measure	Definition	% of Business Area Measure
Net Revenue (Sales)	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty, Digital, Television and Entertainment Income	50%
Operating Margin	Operating Profit divided by Net Revenues	50%

            Bonus formula metrics are subject to review annually by the CEO.

4.0              Development of Funding Pools

At the end of the fiscal year, the overall Company and each Business Area or Commercial Market’s actual performance for each financial component of the funding pool for the PRP will be calculated (based on the Company’s and each Business Area or Commercial Market’s performance as of year-end) and approved by the Chief Financial Officer ("CFO").  The Net Revenue and Operating Margin for the Business Area or Commercial Market metrics must individually achieve a minimum performance against target to qualify for that component of the funding pool.  An acceleration/deceleration scale will then be applied to each individual metric as follows to develop the component funding pool for each metric. If one Net Revenue metric achieves threshold or higher, and the corresponding Operating Margin metric does not, the component funding pool for that metric will be 0%.

Revenue Scale:

                Performance %                 Funding Pool Scale %

                < 85%                                     0%                        Minimum performance 85%

                85%                                        60%                      For every 1% below target, 2.6%-2.7% decrease in award

                100%                                     100%                     Target performance = 100% payout

                101%                                     106.7%                  For every 1% above 100%, 6.6%-6.8% increase in award

                115%+                                   200%                     Maximum payout

            Operating Margin and Returns Scale:

                Performance %                 Funding Pool Scale %

                < 80%                                     0%                        Minimum performance 80%

                80%                                        60%                      For every 1% below target, 2% decrease in award

                100%                                     100%                     Target performance = 100% payout

                101%                                     104%                     For every 1% above 100%, 4% increase in award

                125%+                                   200%                     Maximum payout

In contrast, for the Company component, the threshold is applied to each metric before the acceleration/deceleration scale is applied.  Each metric must then achieve a threshold performance, or no award is payable under the metric that did not achieve the threshold performance.

The payout attributable to each metric will then be weighted and added to arrive at the overall achievement.

Illustrative examples of the development of a funding pool for the Commercial and Business Area component are as follows:

If Commercial Market or Business Area Revenue is achieved at 90% of target (which results in an 73% funding based on the acceleration/deceleration scale) and Operating Margin is at 65% (which is below 80% threshold), the Commercial Market or Business Area will not fund.

                                                                               or

If Commercial Market or Business Area Revenue is achieved at 91% target (which results in an 76% funding), and Operating Margin is achieved at 85% target (which results in a 70% funding) the aggregate weighted funding is:

(76% x 50%) + (70% x 50%) = 73% Commercial Market or Business Area funding

Once all of the Business Areas or Commercial Markets have calculated the achievement the component funding pools by Business Areas or Commercial Markets are developed.  These Business Area/Commercial Market component funding pools, combined with the Corporate component funding pool, will equal the aggregate of the PRP funding pool for all eligible employees in the Company.

4.1       Funding Pools

The Company calculates the component funding pools, based on the Company’s performance through the end of the year, the performance at the corporate level, and for each Business Area or Commercial Market at the Business Area or Commercial Market level, against the applicable performance targets.  Those component funding pools as established (composed of the pools for the Company’s performance and the performance of each of the Company’s Business Area or Commercial Market) are aggregated.  Collectively these amounts constitute one aggregate funding pool (referred to hereafter as the “Funding Pool”), based on performance as of the end of the year, which the Company will pay out to all participants in the PRP collectively for performance during the year.

Although the Chief Executive Officer of the Company and the Compensation Committee reserve the right to alter the Funding Pool after year end, but prior to the actual payment of awards to participants in the PRP, it is expected that such discretion will only be exercised in rare or extreme circumstances, and that generally the entire Funding Pool, as it has been computed, will be paid (absent any affirmative exercise of this discretion) out to the participants in the PRP collectively following the closing of the year in question.

4.2       High Performer Pool Funding

            Following the end of the year, but prior to the payment of all awards under the Plan with respect to the completed fiscal year, management of the Company may determine to add additional funding to the plan, to cover individual performance awards for some employees or officers (the “High Performer Pool”). To the extent such determinations are made, they are subject to the approval of the appropriate management of the Company.  Funding of the High Performer Pool is determined by the achievement to Operating Profit, overall company performance and affordability.  The aggregate amount of the High Performer Pool is subject to the approval of both the Chief Executive Officer and the Compensation Committee.

            4.3       Total Awards under the PRP

The aggregate of all Incentive Awards under the PRP shall consist of the sum of the Funding Pool and the High Performer Pool.  In addition to the procedures set forth above, any Incentive Awards recommended under the PRP which exceed one times a participant’s base salary must be reviewed and approved by the Company’s Chief Executive Officer.

4.4       Management Review

Payment of any Incentive Award to an employee is subject to management’s review.

§  For purposes of the PRP, management has the ability to review the proposed payout of any Incentive Award under the PRP to an eligible employee and to determine whether such proposed Incentive Award should be adjusted based on the participant’s performance, contributions to the organization, or any other factor allowed by law.   In completing this review, management has the option of providing a zero value Incentive Award to the employee regardless of Company, Business Area or Commercial Market performance. For participants that do not receive an Incentive Award or that receive a reduced Incentive Award, the portion of such person’s potential Incentive Award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other PRP participants in the manner determined by Management.

5.0       Removals, Transfers, Terminations, Promotions and Hiring Eligibility

            Except to the extent applicable legal requirements mandate a different result for a Plan participant, the following scenarios will be dealt with under the PRP in the manner set forth below.

            5.1       Participants whose employment with the Company is terminated because of retirement or disability:

§  After the close of the PRP year, but prior to the actual distribution of Incentive Awards for such year, may be awarded an Incentive Award for the plan year at the discretion of the Chief Human Resource Officer.  For any such participant who is not given an Incentive Award, the portion of such person’s potential Incentive Award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other PRP participants in the manner determined by management.

§ After the beginning, but prior to the close of the PRP year, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.

            5.2       Participants whose employment with the Company is terminated because of death:

§  After the close of the PRP year, but prior to the actual distribution of awards for such year, shall be awarded an Incentive Award for the PRP year.  Such payment will be made to the deceased employee’s estate or designated beneficiary.

§  After the beginning, but prior to the close of the PRP year, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.  Any such payments will be made to the deceased employee’s estate or designated beneficiary.

            5.3       Participants who resign for any reason after the close of the PRP year but prior to the distribution of Incentive Awards for such year will not receive an Incentive Award.  For any such participant, the portion of such person’s potential Incentive Award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other plan participants in the manner determined by management if the planning budgets have already been established.

            5.4       Participants who are discharged from the employ of the Company or any of its subsidiaries for cause or for any offense involving moral turpitude or an offense involving breach of the fiduciary duty owed by the individual to the Company will not be entitled to an Incentive Award for any PRP year.  For any such participant, the portion of such person’s potential Incentive Award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other plan participants in the manner determined by management.

            5.5       Participants who are discharged from the employ of the Company or any of its subsidiaries due to any reason other than the ones enumerated above, including, without limitation, participants who are discharged due to job elimination:

§  After the close of the PRP year, but prior to the actual distribution of Incentive Awards for such year, may be awarded an Incentive Award for the PRP year.  No award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.  For any such participant who is not given an Incentive Award, the portion of such person’s potential Incentive Award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other plan participants in the manner determined by management.

§  After the beginning, but prior to the close of the PRP year, the participant is no longer eligible for that year.  However, a discretionary Incentive Award may be granted by the Chief Human Resource Officer.

            5.6       Participants under statutory or contractual notices as may be required by applicable law:

§  On December 31st of the PRP year, may be awarded an Incentive Award for the PRP year.  Except as may be required by applicable laws, no award shall be granted unless authorized at the discretion of the Chief Human Resource Officer.  For any such participant who is not given an Incentive Award, the portion of such person’s potential Incentive Award that might have been reflected in the Funding Pool will remain in the Funding Pool and be allocated to other plan participants in the manner determined by management.

§  Which ends prior to the close of the PRP year shall not be eligible for an Incentive Award for that plan year.  However, a discretionary Incentive Award may be granted by the Chief Human Resource Officer.

            5.7       Participants transferred during the PRP year from one division of the Company to another will be eligible to receive an Incentive Award (subject to achievement of the requisite organizational and individual performance) through the division in which he or she is employed at the end of the PRP year, but the award amount may be based on the performance made in each division in which the individual was employed during the PRP year.

            5.8       Employees hired during the PRP year must be actively employed on or before October 1st or another date designated by the Chief Human Resource Officer or his designee of the PRP year to participate in the PRP for that PRP year.  Incentive Awards will be made based upon the employee's earned salary during the period of their employment with the Company during the PRP year.

            5.9       The eligibility for an Incentive Award under the PRP for employees who remain employed with the Company during the PRP year but whose change in employment status through promotion or reclassification affects their level of participation:

§ Prior to October 1st or another date designated by the Chief Human Resource Officer or his designee, of the PRP year, will participate at the level consistent with the promotion or reclassification.

§  After October 1st or another date designated by the Chief Human Resource Officer or his designee, but prior to the close of the PRP year, will participate at the level consistent with their classification prior to the promotion or reclassification.

                                       5.10 The eligibility for an Incentive Award under the PRP for employees who remain employed with the Company during the PRP year but whose change in employment status through demotion affects their level of participation will be determined by the Chief Human Resource Officer.

6.0       Administration of the PRP

            6.1       Amendments to the PRP (Contingency Clause)

The Chief Executive Officer and the Compensation Committee of the Board of Directors reserve the right to interpret, amend, modify, or terminate the PRP in accordance with changing conditions at any time in their sole discretion.

            6.2       Incentive Award Distribution

                        Incentive awards, when payable, shall be paid as near to the close of the company’s fiscal year as may be feasible.  In furtherance of the preceding sentence, any Incentive Awards under the PRP will be paid no later than the date allowable to insure tax deductibility in the year of accrual, which in the case of the United States is March 15, 2019.  Participants in the PRP must be employed at the time of award distribution in order to receive an Incentive Award, except as provided in Section 5.0.

                    No individual has the rights to receive an Incentive Award until it has been approved and distributed in accordance with the provisions of the PRP.

            6.3       Non-Assignment of Awards

                        Participants eligible to receive Incentive Awards shall not have any right to pledge, assign, or otherwise dispose of any unpaid or projected awards.

            6.4       Deferral of Awards

Participants eligible to defer Incentive Awards through the Deferred Compensation Program (DCP) may elect to do so during the annual DCP enrollment.

6.5       Clawback of Awards

By accepting any Incentive Awards under the Plan, the participant hereby acknowledges and agrees that (i) any incentive compensation the participant is awarded is subject to the Company’s Clawback Policy, which was adopted by the Company’s Board of Directors in October 2012, and (ii) any Incentive Award the participant is awarded will be subject to the terms of such Clawback Policy, as it may be amended from time to time by the Board in the future.  Such acknowledgement and agreement is a material condition to receiving any Incentive Award under the Plan, which would not have been awarded to the participant otherwise.

6.6       Stock Ownership

            Additionally, the participant acknowledges and agrees that if the participant is now, or becomes subject in the future to, the Hasbro, Inc. Executive Stock Ownership Policy, effective as of March 1, 2014 as it may be amended from time to time by the Board in the future (the “Stock Ownership Policy”),  then the receipt of any Incentive Award under the PRP is contingent upon the participant’s compliance with the terms of the Stock Ownership Policy, including without limitation, the requirement to retain an amount equal to at least 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until the Participant’s applicable requirement levels are met.  Failure to comply with the Stock Ownership Policy may, in the Company’s sole discretion, result in the reduction or total elimination of any Incentive Award that otherwise might be payable under the PRP and/or result in the Company determining to substitute other forms of compensation, such as equity, for any award the participant otherwise might have received under the PRP.